Exhibit 5.1

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

28 March 2023

PROKIDNEY CORP. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Exhibit 5.1

Dear Addressee

ProKidney Corp.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration by ProKidney Corp. (the "Company") of 11,655,928 of Class A ordinary shares in the capital of the Company, par value US$0.0001 (the "Plan Shares"), issuable pursuant to the ProKidney Corp. 2022 Incentive Equity Plan (the "Incentive Equity Plan"), under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.
The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").
2.
The Plan Shares have been duly authorised by all necessary corporate action of the Company and upon the issue of the Plan Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Plan Shares have been issued and credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Incentive Equity Plan, the Plan Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Plan Shares on the holder thereof by the Company).

The foregoing opinions are given based on the following assumptions:

3.
The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents and Resolutions (each as defined in Schedule 1) are, or will be, genuine and are, or will be, those of a person or persons stated therein. All documents purporting to be sealed have been, or will be, so sealed. All copies are complete and conform to their originals. The Documents when executed will conform in every material respect to the latest drafts of the same produced to us prior to the date hereof and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.
4.
The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Plan Shares.

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5.
The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.
6.
The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.
7.
The Company will receive or has received consideration in money or money’s worth for each Plan Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Plan Share.
8.
The preparation and filing of the Registration Statement has been duly authorised by or on behalf of the Company prior to the issue of the Plan Shares.
9.
All preconditions to the issue of Plan Shares under the terms of the Incentive Equity Plan will be satisfied or duly waived prior to the issue sale of the Plan Shares and there will be no breach of the terms of the Incentive Equity Plan.
10.
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

/s/ Walkers (Cayman) LLP

Walkers (Cayman) LLP

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.
The Certificate of Incorporation dated 25 February 2021, Certificate of Incorporation on Change of Name dated 11 July 2022, Register of Directors and Register of Officers and the Second Amended and Restated Memorandum and Articles of Association adopted on 11 July 2022 (the "Memorandum and Articles"), in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").
2.
The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 28 March 2023.
3.
A copy of a Certificate of Good Standing dated 28 March 2023 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.
A copy of the executed written resolutions of the directors of the Company dated 11 July 2022 approving various matter, including the Registration Statement and the Incentive Equity Plan (the "Resolutions").
5.
Copies of the following documents (the "Documents"):
(a)
a draft Registration Statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission registering the Plan Shares under the Securities Act (the "Registration Statement"); and
(b)
the Incentive Equity Plan.